EXHIBIT (k)(1)

OPINION AND CONSENT OF COUNSEL

[Monumental Life Insurance Company Letterhead]

September 14, 2007

Monumental Life Insurance Company

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form S-6 by Monumental Life Insurance Company and Separate Account VL E with the Securities and Exchange Commission covering individual variable life insurance policies, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.	Monumental Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable life insurance policies by the Department of Insurance of the State of Iowa.

2.	Separate Account VL E is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.	The Variable Life Insurance Policies have been duly authorized by Monumental Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Monumental Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said S-6 Registration Statement.

Very truly yours,

MONUMENTAL LIFE INSURANCE COMPANY

/s/ Darin D. Smith
Darin D. Smith General Counsel Annuity Products & Services